UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Boxer, Scott J
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President Lennox Industries
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-   3.Trans-    4.Securities Acquired(A)    5)Amount of        6)Owner-          7)Nature of
                             action     action      or Disposed of (D)          Securities         ship Form:        Indirect
                             Date       Code                   A                Beneficially       Direct (D)        Beneficial
                             (Month/                           or               Owned at           or  Indirect      Ownership
                             Day/Year)  Code V      Amount     D       Price    End of Month       (I)
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
Common Stock, par value      5/17/02   A(1)  V      28,000     A                150,312            D
$0.01 per share



                                                                 1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative        2)Conversion    3)Trans-  4)Trans-      5)Number of Derivative      6)Date Exercisable and
Security                     or Exercise     action    action        Securities Acquired (A)     Expiration Date
                             Price of        Date      Code          or Disposed of (D)
                             Derivative                -----------------------------------------------------------------------------
                             Security                  Code  V       A                     D     Exercisable Date    Expiration Date
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
Non-Qualified Stock Option   $16.21          5/17/02   A     V       42,100                      (2)                 12/13/08
(right to buy)





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                   8)Price     9)Number of   10)Ownership   11)Nature of
Security                       action  of Underlying                        of Deri-    Derivative    Form of        Indirect
                               Date    Securities                           vative      Securities    Derivative     Beneficial
                                                                Amount or   Security    Beneficially  Security; or   Ownership
                                                                Number of               Owned at      Direct (D) or
                                       Title                    Shares                  End of Month  Indirect (I)
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
Non-Qualified Stock Option   5/17/02   Common Stock, par        42,100                  42,100        D
(right to buy)                         value $0.01 per share




Explanation of Responses:

(1) Restricted Stock Award.
(2) The option becomes exercisable in thre equal annual installments, commencing one year after the date of grant.
-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Scott J. Boxer
DATE 6/7/02